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Exhibit 10.9

TRANSMONTAIGNE SERVICES INC.
LONG-TERM INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR RESTRICTED UNIT AGREEMENT

        This Restricted Unit Agreement ("Agreement") between TransMontaigne Services Inc. (the "Company") and                        (the "Grantee"), a Non-Employee Director of the General Partner, regarding an award ("Award") of            Units (as defined in the TransMontaigne Services Inc. Long-Term Incentive Plan (the "Plan")) granted to the Grantee on                        (the "Grant Date"), such number of Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

        1.     Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

        2.     Vesting Schedule.

          (a)   This Award shall vest in installments in accordance with the following schedule:

Date	Vested Increment	Total Vested Percentage

        The number of Restricted Units that vest as of each date described above will be rounded down to the nearest whole Restricted Unit, with any remaining Restricted Units to vest with the final installment. The Grantee must be continuously serving as a Non-Employee Director, Employee or Consultant from the Grant Date through the applicable vesting date in order for the Award to become vested with respect to additional Units on such date.

          (b)   All Units subject to this Award shall vest upon the occurrence of a Change in Control, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been continuously serving as a Non-Employee Director from the Grant Date through the date of the "Change in Control" (as hereafter defined).

          (c)   "Change in Control" shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Partnership or the General Partner to any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than the Partnership, the General Partner, the Company or any of their Affiliates, (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 40% of the combined voting power of the equity interests in the General Partner ceases to be beneficially owned by TransMontaigne Inc. or its Affiliates, (iii) a "change in control" of TransMontaigne Inc., as provided in the TransMontaigne Inc. Equity Incentive Plan, (iv) the General Partner ceases to be an Affiliate of TransMontaigne Inc.

        3.     Forfeiture of Award. If the Grantee's service terminates by reason of death or disability (within the meaning of Section 22(e)(3) of the Code), a pro rata portion of the Units granted pursuant to this Agreement shall be vested based on the ratio between (1) the number of full months of service completed from the Grant Date to the termination date and (2) the total number of full months of service required for all of the Units to become vested. After giving effect to the preceding sentence, all unvested Restricted Units shall be immediately forfeited as of the date of the Grantee's termination of service for any reason.

        4.     Escrow of Units. During the period of time between the Grant Date and the earlier of the date the Restricted Units vest or are forfeited (the "Restriction Period"), the Restricted Units shall be registered in the name of the Grantee. The Restricted Units may be retained by the transfer agent or certificates may be held in escrow by the Company, together with a unit power endorsed by the Grantee in blank if so required by the Company. Any certificate issued and held by the Company shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement. Upon termination of the Restriction Period, the Company shall release the restrictions on any vested Units and a certificate representing such vested Units shall be delivered to the Grantee as promptly as is reasonably practicable following such termination or, at the Company's option, shall be delivered in street name to a brokerage account established by the Grantee.

        5.     Code Section 83(b) Election. The Grantee shall be permitted to make an election under Section 83(b) of the Code, to include an amount in income in respect of the Award of Restricted Units in accordance with the requirements of Section 83(b) of the Code.

        6.     Distributions and Voting Rights. The Grantee is entitled to receive all cash distributions made with respect to Restricted Units registered in Grantee's name and is entitled to vote such Restricted Units, unless and until the Restricted Units are forfeited.

        7.     Acceptance of Grant. The Grantee must accept the grant of the Restricted Units contemplated in this Agreement by signing and returning a fully executed original of this Agreement to the Company in accordance with Section 8 below no later than forty-five (45) days from the Grant Date (the "Acceptance Period"). In the event the last day of the Acceptance Period should fall on a Saturday, Sunday or Federal holiday, the last day of the Acceptance Period shall be deemed to be the next following business day.

        In the event a fully-executed original of this Agreement is not received by the Company prior to the expiration of the Acceptance Period, the Grantee shall be deemed to have rejected the grant of Restricted Units referenced herein and such grant shall be deemed cancelled and null and void ab initio.

        8.     Notices. Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt in the case of personal delivery or, in the case of notices delivered by certified or registered mail, upon the second day after deposit in the United States mails, postage prepaid and properly addressed as set forth below:

          (a)   If to the Company, to TransMontaigne Services Inc., Attention: General Counsel, 1670 Broadway, Suite 3100, Denver, Colorado 80202, or at such other address as may be furnished in writing to the Grantee; or

          (b)   If to the Grantee, to the Grantee's home address as listed in the records of the Company.

        Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.

        9.     Assignment of Award. Except as otherwise permitted by the Committee, the Grantee's rights under this Agreement and the Plan are personal; no assignment or transfer of the Grantee's rights under and interest in this Award may be made by the Grantee other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.

        10.   Unit Certificates. Certificates representing the Units issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a "stop transfer" order against Units issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 10 have been complied with.

        11.   Withholding. No certificates representing Units hereunder shall be delivered to or in respect of a Grantee unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such Units has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. Whether or not withholding tax requirements are imposed upon the Company, the Grantee may pay all or any portion of the taxes required to be paid by the Grantee in connection with the vesting of all or any portion of this Award by delivering cash, or, with the Committee's approval, by electing to have the Company withhold Units, or by delivering previously owned Units, having a Fair Market Value equal to the amount required to be paid. The Grantee may only request the withholding of Units having a Fair Market Value equal to the statutory minimum withholding amount applicable to employees. The Grantee must make the foregoing election on or before the date that the amount of tax to be withheld is determined.

        12.   No Guarantee of Continued Service. No provision of this Agreement shall confer any right upon the Grantee to continue serving as a Non-Employee Director.

        13.   Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.

        14.   Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Grantee.

TRANSMONTAIGNE SERVICES INC.
Date:	By:
Name:
Title:

        The Grantee hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

GRANTEE:
Date:

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TRANSMONTAIGNE SERVICES INC. LONG-TERM INCENTIVE PLAN NON-EMPLOYEE DIRECTOR RESTRICTED UNIT AGREEMENT